Exhibit 3.10

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HEXIS CYBER SOLUTIONS, INC.

Article I: Name

The name of the corporation (which is hereafter referred to as the “Corporation”) is Hexis Cyber Solutions, Inc..

Article II: Period of Duration

The period of duration of the Corporation is perpetual.

Article III: Purposes and Powers

The purposes for which the Corporation is formed are (1) to engage in the provision of information technology solutions and services and (2) to engage in any other lawful act, activity or business for which the corporation may now or hereafter be organized under the Maryland General Corporation Law (the “MGCL”). The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purposes. The enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

Article IV: Principal Office and Resident Agent

The post office address of the principal office of the Corporation in this State is 7740 Milestone Parkway, Suite 400, Hanover, MD 21076. The name of the Resident Agent of the Corporation in this State is The Corporation Trust Incorporated at 351 West Camden Street, Baltimore, MD 21201.

Article V: Stock

(1) The total number of shares of capital stock which the Corporation has authority to issue is one hundred thousand (100,000) shares of common stock (“Common Stock”) of the Corporation, par value of one tenth of one cent ($0.001) per share. The aggregate par value of all shares of all classes is One Hundred Dollars ($100.00). The Corporation, by action of its board of directors but without stockholder action, may amend the Charter to increase or decrease the aggregate number of shares of capital stock of the Corporation that the Corporation has authority to issue.

(2) Each share of Common Stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions authorized by Board of Directors in accordance with the MGCL and to all rights of a stockholder pursuant thereto. The Common Stock shall have no preferences or preemptive, conversion or exchange rights.

(3) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

Article VI: Directors

(1) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

(2) The number of directors of the Corporation shall be four (4), which number may be increased or decreased from time to time pursuant to the Charter or the By-Laws of the Corporation (the “By-Laws”). The names of the current directors who shall act until their 'successors are duly chosen and qualified, are (i) Leonard E. Moodispaw, who shall serve as Chairman of the Board of Directors, (ii) John E. Krobath, (iii) Kimberly J. DeChello, and (iv) Chris Fedde.

(3) Any director or the entire Board of Directors may be removed from office as a director or directors at any time, with or without cause, by the affirmative vote at a duly called meeting of stockholders of a majority of the votes entitled to be cast generally for the election of directors.

(4) Vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the entire Board of Directors. Except to the extent provided in the Charter, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(5) Except to the extent prohibited by law or limited by the Charter or By-Laws, the Board of Directors shall have the power (which, to the extent exercised, shall be exclusive) to fix the number of directors and to establish the rules and procedures that govern the internal affairs of the Board of Directors and nominations for director, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors' power to manage the business and affairs of the Corporation.

Article VII: Provisions Defining, Limiting, and Regulating Powers

The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders.

(1) The Board of Directors of the Corporation is empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in these Articles of Incorporation or By-Laws.

(2) The Board of Directors of the Corporation may classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms, or conditions of redemption of such stock.

(3) The Board of Directors shall have the power, from time to time, to determine whether any, and if any, what part, of the surplus of the Corporation shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such surplus. The Board of Directors may in its discretion use and apply any of such surplus in purchasing or acquiring any of the shares of the stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

(4) The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Charter, including but not restricted to, any amendments changing the terms of any class of its stock by classification, reclassification or otherwise, and all rights conferred on stockholders herein are granted subject to this reservation.

(5) Notwithstanding any provision of law requiring the approval or authorization of any action by holders of shares of stock of the Corporation entitled to cast a greater number of votes than a majority of all the votes entitled to be cast on the matter, any such action shall be valid and effective if approved and authorized by the affirmative vote, at a meeting, of a majority of all votes entitled to be cast on the matter.

Article VIII: Maryland Business Combination Statute

The Corporation elects not to be governed by any of the provisions of subtitle 6 of Title 3 of the MGCL as to any business combinations or as to any existing or future interested stockholders of the Corporation or their affiliates.

Article IX: Bylaws

The Board of Directors shall have the power, at any regular of special meeting of the Board of Directors (or by action taken pursuant to Article XIII), to make and adopt, or to amend, rescind, alter or repeal, any Bylaws. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Charter.

Article X: Inspection of Records by Stockholders

The Board of Directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, records, accounts, and documents of the Corporation, or any of them, shall be open to inspection by stockholders, except as otherwise provided by law or by the Bylaws; and except as so provided no stockholders shall have any rights to inspect any book, record, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

Article XI: Compensation

The Board of Directors in its discretion may allow, in and by the By-Laws or by resolution, the payment of expenses, if any, to directors for attendance at each regular or special meeting of the Board of Directors or of any committee thereof, and the payment of reasonable compensation to such directors for their services as members of the Board of Directors, or any committee thereof, and shall fix the basis and conditions upon which such expenses and compensation shall be paid. Any member of the Board of Directors or of a committee thereof also may serve the Corporation in any other capacity and receive compensation therefore in any form.

Article XII: Indemnification and Limitation of Liability of Directors and Officers

(1) The Corporation shall indemnify its directors and shall provide advancement of expenses to the maximum extent provided by Maryland law. The Board of Directors shall have the power to adopt By-Laws or resolutions for the indemnification of the Corporation's directors, officers, employees and agents, provided that any such By-Laws or resolutions shall be consistent with applicable law.

(2) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders of money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or By-Laws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

Article XIII: Informal Action by Board of Directors

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

Article XIV: Informal Action by the Stockholders

Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if a written consent to such action is signed by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting, and each stockholder is notified of such written consent not later than ten (10) days after the effective date of the action.